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Exhibit 10.18

STATE OF MONTANA

 COAL LEASE RENEWAL

Lease No. C-1088-05

        This indenture of lease, made and entered into between the State of Montana, by and through its lawfully qualified and acting State Board of Land Commissioners, hereinafter referred to as "Lessor", and the person, company or corporation herein named, hereinafter referred to as "Lessee", under and pursuant to the authority granted Lessor by the terms and provisions of Section 77-3-301, et seq., MCA, all acts amendatory thereof and supplementary thereto, and all rules adopted pursuant thereto, is for the purpose of renewing State of Montana Coal Lease No. C-1088-95.

WITNESSETH:

        The Lessor, in consideration of the rents and royalties to be paid and the conditions to be observed as hereinafter set forth does hereby grant and lease to the Lessee, for the purpose of mining and disposing of coal and constructing all such works, buildings, plants, structures and appliances as may be necessary and convenient to produce, save, care for, dispose of and remove said coal, all the lands herein described as follows:

Date this renewal Lease takes effect: December 20, 2005
Name of Lessee:	Spring Creek Coal Company 505 South Gillette Ave Caller Box 3009 Gillete, Wyoming 82717
Land located in Big Horn County
Description of land:	Township 8 South, Range 39 East Section 36: All
Total Number of Acres: 640.00, more or less, belonging to Common School grant.
Annual rental, payable in advance: $3.00/acre.
Production Royalties:	12.5% Gross Sales f.o.b. at the mine, subject to the provisions of Paragraph 4 of this lease

        TO HAVE AND TO HOLD the said premises for a term often (10) years, together with the right, provided Lessee has complied with all of the terms and conditions hereof, to lease said land for additional, successive ten-year terms. If Lessee shall elect to extend this Lease, Lessee shall so notify Lessor in writing at least ninety (90) days prior to the expiration of this renewal term, or any subsequent renewal term, as the case may be. Lessor expressly reserves the right to reasonably readjust and fix royalties and rentals payable hereunder and other terms and conditions of this Lease in the event Lessee exercises its right to renew. Unless Lessee files objections to the proposed terms or a relinquishment of the Lease within thirty (30) days after receipt of the notice of proposed terms for the ensuing renewal, Lessee shall be deemed to have agreed to such terms.

        IT IS MUTUALLY UNDERSTOOD, AGREED AND COVENANTED BY AND BETWEEN THE PARTIES TO THIS LEASE AS FOLLOWS:

        1.    RIGHTS RESERVED.    Lessor expressly reserves the right to sell, lease, or otherwise dispose of any interest or estate in the lands hereby leased, except the interest conveyed by this Lease; provided, however, that Lessor hereby agrees that subsequent sales, leases or other dispositions of any interest or estate in the lands hereby leased shall be subject to the terms of this Lease and shall not interfere with the Lessee's possession or rights hereunder.

        2.    BOND.    Lessee shall immediately upon the execution of this Lease furnish a surety bond acceptable to the Lessor in the amount of $2,000.00 conditioned upon compliance with the provisions of this Lease, or, at the option of the Lessor, a cash deposit in the amount of $2,000.00, or an irrevocable letter of credit in a form approved by Lessor drawn upon an approved bank in the same amount. All rentals, royalties and interest must be paid and all disturbance must be reclaimed to the satisfaction of Lessor prior to release of any bond. Additional bonding may be required, or reduced bonding allowed, whenever Lessor determines it is necessary, or sufficient, to ensure compliance with this Lease.

        3.    RENTAL.    Lessee shall pay Lessor annually, in advance, for each acre or fraction thereof covered by this Lease, beginning with the date this Lease takes effect, $3.00/acre as rental.

        4.    ROYALTY.    Lessee shall pay Lessor in money or in kind at Lessor's option a royalty on every short ton (2,000 pounds) of coal mined and produced during the term of this Lease, calculated upon the f.o.b. mine price of the coal prepared for shipment, including production-based taxes, unless modified as provided below. Lessee shall pay a royalty of 12.5% for coal removed by strip or surface mining methods including auger mining and a royalty of 10% for coal removed by underground mining methods. The surface mining royalty rate under this Lease is equivalent to the current federal surface mining royalty rate and shall likewise be adjusted to remain equivalent to such federal rate, including its method of calculation and treatment of production based taxes, except as provided below. Should the effective federal surface mining royalty rate be lowered during the term of this Lease, the lower federal surface mining royalty rate shall be immediately incorporated into this Lease unless, within 90 days from the date of the federal royalty rate change, the State Board of Land Commissioners makes an affirmative finding that the lower rate will not achieve the full fair market value of the coal being produced. Subsequently, the State Board of Land Commissioners shall reasonably determine and fix the royalty rate to reflect full fair market value of the coal f.o.b. the mine site, prepared for shipment. Should the effective federal surface mining royalty rate be raised during the term of this Lease, the higher federal surface mining royalty rate shall be immediately incorporated into this Lease, unless Lessee, within 90 days from the date of the federal royalty rate change, files an objection with the State Board of Land Commissioners. Subsequently, the Board shall reasonably determine and fix the royalty rate to reflect full fair market value of the coal f.o.b. the mine site, prepared for shipment. Any re-adjustment of the royalty rate by the State Board of Land Commissioners, after notice and an opportunity to address the Board, may not result in an effective rate lower than required by state statute. Royalty payments and reports are due on or before the last day of the month for coal produced in the preceding calendar month and shall be reported on such forms as the Department may prescribe.

        5.    DILIGENCE.    Failure to commence actual mining operations by the end of this Lease renewal term shall be deemed non-compliance with the diligence requirement of this paragraph and shall constitute grounds for denial of any future renewal request by Lessee. Mining operations is defined as actual mining or inclusion in a mine permit approved by the Montana Department of Environmental Quality.

        6.    OFFSETTING PRODUCTION.    The obligation of Lessee to pay royalties under this Lease may be reduced by the Board for coal produced from any particular tract within the Lease upon a showing by Lessee to the Board that the coal is uneconomical to mine at prevailing market prices and operating costs unless Lessor's royalty is reduced. Under no circumstances may Lessor's royalty be reduced below 10% of the coal produced and sold f.o.b. the mine site, prepared for shipment, including taxes based on production or value.

        7.    REPORTS.    At such time and in such form as Lessor shall reasonably prescribe, Lessee shall furnish to Lessor reports, plats, and maps showing exploration data, development work, improvements, amount of leased deposits mined, contracts for sale and any other information with respect to the land leased which Lessor may require. Lessor agrees that Lessee may designate certain of the above materials as confidential, and Lessor shall agree to keep any information so designated strictly confidential if it determines that confidentiality is not unlawful.

        8.    INSPECTION.    Representatives of the Lessor shall at all times have the right to enter upon all parts of the leased premises for the purposes of inspection, examination, and testing that they may deem necessary to ascertain the condition of the Lease, the production of coal, and Lessee's compliance with its obligations under this Lease. Representatives of Lessor shall also, at all reasonable hours, have free access to all books, accounts, records, engineering data, and papers of Lessee insofar as they contain information relating to the production of coal under this Lease, the price obtained therefor, and the fair market value of the production. Lessor shall also have free access to agreements relating to production of coal under this Lease. Lessor may copy at its own expense any book, account, record, engineering data, papers, or agreements to which it has access. Lessor agrees that Lessee may designate certain of its materials as confidential, and Lessor shall agree to keep any information so designated strictly confidential, including any such information that may appear in Lessor's auditor's or employee's notes, if it determines that confidentiality is not unlawful.

        9.    ASSIGNMENT.    This Lease may not be assigned without the prior approval of Lessor in writing. Assignments must be made in accordance with ARM 36.25.311. Assignments may not extend the expiration date of this Lease.

        10.    TERMINATION.    Lessee shall have the right to surrender and relinquish this Lease by giving written notice to the Board at least thirty (30) days previous to the anniversary date of the Lease. It is understood and agreed that the Lessor hereby reserves the right to declare this Lease forfeited and to cancel the same through the Board of Land Commissioners upon failure of Lessee to fully discharge all the obligations provided herein, after written notice from the Department and reasonable time fixed and allowed by it to Lessee for the performance of any undertaking or obligation specified in such notice concerning which Lessee is in default. Lessee, upon written application therefor, shall be granted a hearing on any notice or demand of the Department before the Lease shall be declared forfeited or canceled.

        11.    SURRENDER OF PREMISES.    Upon the termination of this Lease for any cause, Lessee shall surrender possession of the leased premises to Lessor subject to Lessee's right to re-enter, hereby granted at any time within six (6) months after the date of such termination, for the purpose of removing all machinery and improvements belonging to Lessee except those improvements as are necessary for the preservation of the mine or deposit, which shall become the property of Lessor. If any of the property of Lessee is not removed from the leased premises as herein provided, the same shall be deemed forfeited to Lessor and become its property.

        12.    PROTECTION OF THE SURFACE, NATURAL RESOURCES, AND IMPROVEMENTS.    Lessee agrees to take such reasonable steps as may be needed to prevent operations from unnecessarily: (1) causing or contributing to soil erosion or damaging any forage and timber growth thereon; (2) polluting the waters of springs, streams, wells, or reservoirs; (3) damaging crops, including forage, timber, or improvements of a surface owner; or (4) damaging range improvements whether owned by Lessor or by its grazing permittees or lessees; and upon any partial or total relinquishment or the cancellation or expiration of this Lease, or at any other time prior thereto when required by Lessor and to the extent deemed necessary by Lessor, to fill any sump holes, ditches and other excavations, remove or cover all debris, and, so far as reasonably possible, restore the stripped area and spoil banks to a condition in keeping with the concept of the best beneficial use, including the removal of structures as and if required. Lessor may prescribe the steps to be taken and restoration to be made with respect to lands of the Lessor and improvements thereon. Nothing in this section limits Lessee's obligation to comply with any applicable state or federal law, rule, or regulation.

        13.    TAXES.    Lessee shall pay when due all taxes lawfully assessed and levied upon improvements, output of mines, or other rights, property or assets of the Lessee.

        14.    SUCCESSORS IN INTEREST.    Each obligation hereunder shall extend to, and be binding upon, and every benefit hereof shall inure to the heirs, executors, administrators, successors and assigns of the respective parties hereto.

        15.    COMPLIANCE WITH LAWS AND RULES.    This Lease is subject to further permitting under the provisions of Title 75 or 82, Montana Code Annotated. Lessee agrees to comply with all applicable laws and rules in effect at the date of this Renewal Lease, or which may, from time to time, be adopted and which do not impair the obligations of this Renewal Lease and do not deprive the Lessee of an existing property right recognized by law.

        16.    WATER RIGHTS.    Lessee may not interfere with any existing water right owned or operated by any person. Lessee shall hold Lessor harmless against all claims, including attorney fees, for damages claimed by any person asserting interference with a water right.

        17.    MINE SAFETY.    Lessee agrees to operate the mine in accordance with rules promulgated by the Mine Safety and Health Administration for the health and safety of workers and employees.

        18.    WASTE PROHIBITED.    All mining operations shall be done in good and workmanlike manner in accordance with approved methods and practices using such methods to insure the extraction of the greatest amount of economically minable and saleable mineral, having due regard for the prevention of waste of the minerals developed on the land, the protection of the environment and all natural resources, the preservation and conservation of the property for future use, and for the health and safety of workers and employees. If the Lessor has reasonable belief that the operations are not so being conducted, it shall so notify the Lessee in writing, and if compliance is not promptly obtained and the delinquency fully satisfied, the Lessor may at its option, after thirty (30) days' notice by certified mail to the Lessee, cancel the Lease pursuant to the provisions of section 10 of this Lease.

        19.    SURRENDER OF DATA.    All geological data pertaining to the leased premises, including reports, maps, logs and other pertinent data regarding trust resources shall be given to the Lessor upon surrender, termination, or expiration of the Lease. Bond will not be released until surrender of such data to the Lessor. All drill core unused or undamaged by testing shall be saved. Upon surrender, termination, or expiration of the Lease, Lessee shall contact the State Geologist, Montana Bureau of Mines and Geology, Butte, Montana to determine if such drill core is of interest to the State Geologist for the drill core library. Any drill core determined by the State Geologist to be of interest shall be forwarded by Lessee to the drill core library.

        20.    WEED CONTROL.    Lessee is responsible for controlling noxious weeds introduced by its activities on the leased premises and shall prevent or eradicate the spread of noxious weeds onto land adjoining the leased premises.

        21.    SPECIAL CONDITIONS.    None.

        IN WITNESS WHEREOF, the State of Montana and the Lessee have caused this agreement to be executed in duplicate and the Director of the Department of Natural Resources and Conservation, pursuant to the authority granted her by the State Board of Land Commissioners of the State of Montana, has hereunto set her hand and affixed the seal of the said Board of Land Commissioners this 14th day of December, 2005.

Lessee:	SPRING CREEK COAL COMPANY
	By:	/s/ Clayton Walker		LEGAL REVIEW
		Its:	Mine Manager	AS
Lessor:	THE STATE OF MONTANA
MARY SEXTON Director, Department of Natural Resources & Conservation
	By:	/s/ Monte G. Mason
		Its:	Minerals Management Bureau Chief

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